Exhibit 99.1

To Our Fellow Shareholders:

The second quarter was as busy as ever. You will see from the name on this report that the shareholders approved the creation of our holding company, Great Lakes Bancorp, Inc. We are now operating as a single bank holding company. In June, Gerard T. Mazurkiewicz, CPA, filled an open seat on our Board of Directors. Prior to his recent retirement, Jerry was a partner with the national accounting firm KPMG, and was responsible for the firm's New York State tax practice. His financial and accounting background brings a high level of expertise to our Board of Directors.

At the end of June, we opened our sixth full-service office, our first in the suburb of Snyder. The Snyder Office has been very well received and is our first branch to offer expanded banking hours. Most importantly, our rapid growth continued in the second quarter, and as we write this report, the company's assets now exceed $300 million - a milestone in banking circles. There are currently 9,300 banks in the United States, and less than 20% of them have assets exceeding $300 million. We have come a long way from our start-up in November 1999, and we remain confident that we can continue to profitably expand our customer base in the greater Buffalo marketplace.

During the first six months of the year, assets increased by over $69 million (or 31%), and deposits increased by over $77 million (or 39%). For the six-month period, net income was $577,000, versus $67,000 for the first six months of 2002. Earnings per share were $.28, versus $.03 for the same periods. During the second quarter, assets increased by $34.9 million and deposits increased by $34.5 million. Net income for the three months ended June 30, 2003, was $442,000, compared to $72,000 for the three months ended June 30, 2002. Earnings per share for the three-month period ending June 30 were $.22, versus $.03 for the second quarter of 2002.

Strong earnings growth resulted from the ongoing growth of the Bank's earning assets. Average earning assets increased by more than $114 million during the first six months of the year. This increase was net of the sale of approximately $6 million of 30-year, fixed-rate mortgage loans made to Fannie Mae during the second quarter. A gain of approximately $64,000 was registered on the sale. It is our intent to retain the servicing on mortgages sold through the secondary market. In the first six months of 2003, non-interest income increased by more than 162% over the first six months of 2002; during this same period, service fee income increased by more than $146,000.

In August, we added BounceProof Checking to our menu of deposit products. BounceProof Checking will provide overdraft protection to our checking account customers who desire the service, and we believe it will be a very attractive adjunct to our wide array of deposit products. An aggressive advertising program is planned to launch BounceProof Checking that will also continue to build awareness for our Bank.

The interest rate environment remains challenging, with the Federal Reserve Bank once again reducing the Federal Funds rate in June. Due to current interest rate levels, residential mortgage loan activity has been exceptionally strong. Net loans outstanding increased by over $39 million for the first six months. The Bank's portfolio now totals over $182 million, and includes over $24 million of variable rate commercial loans.

We are quickly building our community banking franchise in Western New York. Substantial investment continues to be made in the Bank's infrastructure (including people, branch offices and systems) to support our strategic objective of developing a branch network that will make it convenient for everyone in our market area to bank with us. We have received the required regulatory approvals for our seventh office, which will be located at 3438 Delaware Avenue in the Town of Tonawanda. This office will be completed later this year, and will provide us with an excellent location to serve the Tonawanda and Kenmore markets.

We continue to be as enthusiastic and excited about the future of Greater Buffalo Savings Bank as we were when we first opened our doors three-and-a-half years ago. We could not have made so much headway without your support and encouragement.

Barry M. Snyder	Andrew W. Dorn, Jr.
Chairman of the Board	President & CEO

Financial Statements

STATEMENT OF FINANCIAL CONDITION	JUNE 30, 2003	JUNE 30, 2002
(in thousands)	(unaudited)	(unaudited)

ASSETS
Cash and cash equivalents	$ 19,211	$ 21,356
Securities available for sale	80,849	30,495
Securities held to maturity	2,000	-
Federal Home Loan Bank stock, at cost	1,581	683
Loans, net	181,758	107,852
Premises and equipment, net	6,275	2,807
Other assets	2,103	1,834
TOTAL ASSETS	$ 293,777	$ 165,027

LIABILITIES & SHAREHOLDERS' EQUITY
Deposits	274,591	147,868
Short-term borrowings	111	116
Other liabilities	745	355
TOTAL LIABILITIES	275,447	148,339

Common stock	2	9,808
Class B Common stock	-	579
Additional paid-in capital	18,622	8,238
Accumulated deficit	-910	-2,287
Accumulated other comprehensive gain, net	616	350
TOTAL SHAREHOLDERS' EQUITY	18,330	16,688
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 293,777	$ 165,027

STATEMENT OF FINANCIAL CONDITION	6 MONTHS ENDED	6 MONTHS ENDED
	JUNE 30, 2003	JUNE 30, 2002
	(unaudited)	(unaudited)
INCOME
Interest income	$ 6,083	$ 3,861
Interest expense	2,974	1,956
Net interest income	3,109	1,905

Provision for loan losses	153	227
NET INTEREST INCOME after provision for loan losses	2,956	1,678

Non-interest income	670	255
Net interest income after provision and noninterest income	3,626	1,933

NONINTEREST EXPENSE
Salaries and employee benefits	1,204	894
Occupancy expense	449	296
Other operating expense	1,027	633
TOTAL NONINTEREST EXPENSE	2,680	1,823

Net income before income taxes	946	110

Income tax expense	369	43
NET INCOME	$ 577	$ 67

Common shares outstanding	1,961,620	1,961,620
Class B Common shares outstanding	115,750	115,750
NET INCOME PER SHARE	$ 0.28	$ 0.03